Exhibit 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS PRICES 1.5 MILLION SHARE OFFERING
MELROSE PARK, IL (December 5, 2007) – Midwest Banc Holdings, Inc. (Nasdaq: MBHI) today announced that it priced its public offering of 1,500,000 depositary shares, each representing 1/100th fractional interest on the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock. Midwest has given the underwriters the option to purchase up to 225,000 depositary shares pursuant to a 30-day over-allotment option. We have requested that the depositary shares be listed and traded on the NASDAQ Global Market under the symbol “MBHIP.” We intend to file a final term sheet with the SEC describing the terms of the depositary shares.
“We are pleased with the market response to the offering and that we were able to increase the size by 7% based on the level of interest expressed,” said James J. Giancola, President and Chief Executive Officer of Midwest.
Stifel, Nicolaus & Company, Incorporated is the lead underwriter and managing the offering. Friedman Billings Ramsey & Co., Inc., Sterne, Agee & Leach, Inc., and Howe Barnes Hoefer & Arnett will also act as underwriters.
Midwest Banc Holdings, Inc., headquartered in Melrose Park, IL, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 32 ATMs. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on our products and services and locations is available at www.midwestbanc.com.
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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, St. Louis, MO 63102 (telephone 1-800-729-6888).

This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”